Filed Pursuant to Rule 424(b)(3)
Registration No. 333-198597

PROSPECTUS SUPPLEMENT NO. 4

TO THE PROSPECTUS DATED SEPTEMBER 25, 2014

Pershing Gold Corporation

This Prospectus Supplement No. 4 updates, amends and supplements our Prospectus dated September 25, 2014, as previously amended on November 21, 2014, January 22, 2015 and March 27, 2015 (the “Prospectus”).

We have attached to this Prospectus Supplement No. 4 the definitive proxy statement for the Company’s 2015 annual meeting of stockholders as filed with the Securities and Exchange Commission (“SEC”) on April 30, 2015 (“Proxy Statement”), as well as the Quarterly Report on Form 10-Q as filed with the SEC on May 15, 2015 (“Quarterly Report”). The attached information updates, amends and supplements the Prospectus. As noted in its Annual Report on Form 10-K, as filed with the SEC on March 5, 2015 (“Annual Report”), portions of the Proxy Statement are incorporated by reference in Items 10 through 14 of the Annual Report.

This Prospectus Supplement No. 4 should be read in conjunction with the Prospectus as previously supplemented. To the extent information in this Prospectus Supplement No. 4 differs from, updates or conflicts with information contained in the Prospectus as previously supplemented, the information in this Prospectus Supplement No. 4 is the more current information.

Investing in our common stock involves a high degree of risk. You should review carefully the “Risk Factors” beginning on page 5 of the Prospectus and on page 14 of our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission on March 5, 2015 and included in the prior supplement to this Prospectus, for a discussion of certain risks that you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 22, 2015.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Pershing Gold Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PERSHING GOLD CORPORATION
1658 Cole Boulevard
Building 6, Suite 210
Lakewood, Colorado 80401
(720) 974-7248

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held June 9, 2015

Dear Pershing Gold Corporation Stockholder:

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders (the “Annual Meeting”) of Pershing Gold Corporation (“Pershing Gold” or the “Company”) will be held on June 9, 2015 at 10:00 a.m., local time, at the offices of Davis Graham & Stubbs LLP located at 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202. The Annual Meeting will be held for the following purposes:

1.	To elect three (3) directors to hold office until their successors are elected and qualified;
2.	To ratify the appointment of KBL, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

The Board of Directors has fixed the close of business on April 14, 2015 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. This Notice of Annual Meeting of Stockholders and the attached Proxy Statement are first being mailed to Pershing Gold’s stockholders on or about April 30, 2015.

The attached Proxy Statement, proxy card and the Company’s Annual Report to Stockholders (including financial statements) for the fiscal year ended December 31, 2014 are available at http://www.viewproxy.com/pershinggold/2015.

By order of the Board of Directors,

/s/ Mindyjo Germann

Mindyjo Germann
Corporate Secretary

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE SIGN, DATE, AND RETURN YOUR PROXY CARD OR SUBMIT YOUR PROXY AND/OR VOTING INSTRUCTIONS BY TELEPHONE OR THROUGH THE INTERNET SO THAT A QUORUM MAY BE REPRESENTED AT THE MEETING. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

PERSHING GOLD CORPORATION
1658 Cole Boulevard
Building 6, Suite 210
Lakewood, Colorado 80401
(720) 974-7248

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

June 9, 2015

This Proxy Statement is furnished to the stockholders of Pershing Gold Corporation (“Pershing Gold,” the “Company,” or “we”) in connection with the solicitation of proxies by the Board of Directors of Pershing Gold (the “Board of Directors” or the “Board”) to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) on June 9, 2015, or at any postponements or adjournments of the Annual Meeting. Our Annual Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Notice of Annual Meeting of Stockholders and this Proxy Statement and proxy card are first being mailed to Pershing Gold’s stockholders on or about April 30, 2015.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 9, 2015:

The attached Proxy Statement, proxy card and the Company’s Annual Report to Stockholders (including financial statements) for the fiscal year ended December 31, 2014 are available at http://www.viewproxy.com/pershinggold/2015.

ABOUT THE MEETING

When is the Proxy Statement first being mailed to stockholders?

The Proxy Statement is first being mailed to stockholders on or about April 30, 2015.

Why am I receiving this Proxy Statement and Proxy Card?

You have received these proxy materials because the Board of Directors is soliciting your proxy to vote your common stock and/or Series E preferred stock at the Annual Meeting on June 9, 2015. This Proxy Statement describes matters on which we would like you to vote at our Annual Meeting. It also provides you with information on these matters so that you may make an informed decision.

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will vote on the following items of business:

1.	To elect three (3) directors to hold office until their successors are elected and qualified;
2.	To ratify the appointment of KBL, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

Stockholders will also vote on such other matters as may properly come before the meeting or any postponement or adjournment thereof.

What are the recommendations of the Board of Directors?

The Board of Directors recommends that you vote:

•	FOR the election of each of the three (3) nominated directors (see “PROPOSAL NO. 1 — ELECTION OF DIRECTORS”)
•	FOR the ratification of the appointment of KBL, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 (see “PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF AUDITORS”)

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What shares are entitled to vote?

Each share of common stock outstanding on the record date is entitled to one vote on each matter. Each share of Series E preferred stock that is outstanding on the record date is entitled to vote the number of shares of common stock into which a share of Series E preferred stock is convertible, as if converted (on an aggregate basis) on the record date. The record date for the meeting is April 14, 2015. Only stockholders of record at the close of business on that date are entitled to vote at the Annual Meeting. As of the record date, there were 385,146,042 shares of common stock outstanding and 9,425 shares of Series E preferred stock outstanding, convertible on that date to 33,324,114 shares of common stock at a ratio of one share of Series E preferred stock into approximately 3,535.714 shares of common stock, or a total of 418,470,156 shares eligible to vote.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders hold their shares through a broker or other holder of record rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, Action Stock Transfer Corp., you are considered, with respect to those shares, to be the stockholder of record, and we have sent the Notice of Annual Meeting of Stockholders directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. You may vote by proxy by filling out the proxy card included with the materials, by voting online or by calling the number found on the proxy card.

Beneficial Owner.  If your shares are held in a brokerage account, or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by the holder of record together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote and are also invited to attend the Annual Meeting.

Who may attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you are not a stockholder of record but hold shares through a broker, bank or other holder of record (i.e., in street name) and wish to attend the meeting, you will need to provide proof of beneficial ownership on the record date, such as your most recent account statement as of April 14, 2015, a copy of the voting instruction card provided by your broker, bank or other holder of record, or other similar evidence of ownership. Registration and seating will begin at 9:30 a.m., Denver time. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

If I am a stockholder of record, how do I vote?

If you are a stockholder of record, you may vote by proxy using the enclosed proxy card, by Internet by visiting the website that appears on the proxy card, by telephone by calling the number that appears on the proxy card, or in person at the Annual Meeting. To ensure that your vote is counted, even if you plan to attend the Annual Meeting, we recommend that you submit your proxy prior to the meeting as described below so that your vote will be counted if you later decide not to attend the meeting.

To vote your shares of common stock or preferred stock by using the enclosed proxy card, please fill out the proxy card included with the materials, or call the toll free number or visit the website found on the proxy card.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received from that organization, rather than from Pershing Gold, a voting instruction card with these proxy materials. You may vote by submitting voting instructions to your broker, bank or other holder of record. For directions on how to vote, please refer to the voting instruction card provided by your broker, bank or other holder of record.

If you do return your voting instruction card, but do not provide instructions to your broker or nominee regarding how to vote your shares, your shares will be counted in determining whether there is a quorum, but the nominee is not permitted to vote your shares except on matters that are determined to be routine. The ratification of the independent auditor is a routine matter. If a proposal is a non-routine matter, a broker or nominee may not vote the shares on the proposal without receiving instructions from the beneficial owner of the shares. The election of directors is not considered to be a routine matter.

You may vote in person at the meeting only if you obtain a legal proxy from the broker, bank or other holder of record that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you submit your voting instructions to the record holder prior to the meeting as described above so that your vote will be counted if you later decide not to attend the meeting.

May I change my vote or revoke my proxy after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change the votes you cast or revoke your proxy at any time before the votes are cast at the meeting by: (1) delivering a written notice of your revocation to our Corporate Secretary at our principal executive office located at 1658 Cole Boulevard, Building 6, Suite 210, Lakewood, CO 80401; (2) executing and delivering a later dated proxy card; or (3) by the Internet or telephone by following the voting instructions provided in the Notice of Annual Meeting of Stockholders. In addition, the powers of the proxy holders to vote your stock will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority (over 50%) of the shares of our capital stock outstanding and entitled to vote, including all common stock and Series E preferred stock voting on an as-converted basis, as of the record date will constitute a quorum. There must be a quorum for any action to be taken at the meeting (other than an adjournment or postponement of the meeting). If you properly submit a proxy, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum. If a broker or bank indicates on a proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the meeting.

What vote is required to approve each item?

Election of Directors.  In the election of directors, three (3) candidates will be elected by a plurality of affirmative votes present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. That is, the three (3) candidates that receive the highest number of affirmative votes will be elected to serve on our Board of Directors. Abstentions and “broker non-votes” count as votes against the proposal.

Ratification of KBL, LLP.  The affirmative vote of a majority of the outstanding shares, voting on an as-converted to common stock basis, present at the meeting (either in person or by proxy) and entitled to vote will be required for ratification. Abstentions and “broker non-votes” are not counted for determining the number of votes cast for or against this proposal.

How may I vote on each of the proposals?

In the election of directors, you may vote FOR any one or more, or all, of the nominees, or your vote may be WITHHELD with respect to any one or more, or all, of the nominees. For the ratification of KBL, LLP, you may vote FOR or AGAINST the proposal, or you may indicate that you wish to ABSTAIN from voting on the proposal.

Who will count the proxy votes?

Votes will be tabulated by Alliance Advisors, LLC.

How will voting on any other business be conducted?

We do not expect any matters to be presented for a vote at the meeting other than the matters described in this Proxy Statement. If any matters are properly brought before the meeting, the persons named on the enclosed proxy card will vote on such matters in accordance with their best judgment.

What rights of appraisal or similar rights of dissenters do I have with respect to any matter to be acted upon at the meeting?

Under Nevada law, stockholders of the Company do not have the right to dissent and obtain an appraisal of their shares with respect to the proposed actions described in this Proxy Statement.

Who will bear the cost of this proxy solicitation?

The cost of this proxy solicitation will be borne by Pershing Gold. In addition to solicitation by mail, our officers, directors and employees may solicit proxies by telephone, email, or in person. We will also request banks and brokers to solicit their customers who have a beneficial interest in our common stock registered in the names of nominees, and we will reimburse banks and brokers for their reasonable out-of-pocket expenses in so doing.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published by the Company in a Current Report on Form 8-K, which will be filed with the U.S. Securities and Exchange Commission within four business days following the Annual Meeting.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The Board of Directors unanimously recommends that the Company’s stockholders vote FOR the election of the following three nominees:

Stephen Alfers
Barry Honig
Alex Morrison

The Board of Directors has nominated for election at the Annual Meeting Messrs. Alfers, Honig, and Morrison to serve until the next annual meeting of the Company’s stockholders and until their successors are elected and qualified. Each nominee is currently a director of Pershing Gold and has consented to being named as a nominee.

The following table sets forth the name, residence, age, and current positions of each nominee:

Name and Residence	Age	Position
Stephen Alfers(1) Colorado, USA	69	Director, Chairman of the Board of Directors
Barry Honig Florida, USA	44	Director
Alex Morrison Colorado, USA	51	Director

(1)	Mr. Alfers also serves as our President and Chief Executive Officer.

Information regarding each nominee is set forth below, based upon information furnished to us by the nominee.

Nominees for Election

Stephen Alfers.  Mr. Alfers has served as our Chief Executive Officer and Chairman since February 2012 and as our President since August 2012. Mr. Alfers served as the President and Chief of U.S. Operations of Franco-Nevada Corporation from January 2010 to September 2011 and its Vice President (Legal) from December 2007 to December 2009. Mr. Alfers is the founder and, since 2007, has been the President of Alfers

Mining Consulting, which performs consulting services from time to time for mining and exploration companies and investors in these industries, including providing continuing services from time to time for Franco-Nevada Corporation, with Mr. Alfers serving as an officer and director of certain of the U.S. subsidiaries of Franco-Nevada Corporation. Mr. Alfers served as the President and Chief Executive Officer of NewWest Gold Corporation, a publicly traded Canadian corporation listed on the Toronto Stock Exchange, from 2006 to 2007. Mr. Alfers also served on the Board of Directors of NewWest Gold Corporation from 2005 to 2007. Mr. Alfers served as President and Chief Executive Officer of the NewWest Resources Group from 2001 to 2005 and as President and Chief Executive Officer of NewWest Gold Corporation, a privately-held Delaware Corporation from 2005 to 2006. Mr. Alfers was the founder in 1995, and served as managing partner from 1995 to 2001 of, Alfers & Carver LLC, a boutique natural resources law firm. Mr. Alfers received a J.D. from the University of Virginia, an M.A. in Monetary Policy and Public Finance from the University of Denver and a B.A. in Economics from the University of Denver. Mr. Alfers was chosen to be a director of the Company based on his extensive mining industry and operational experience, and his mining industry legal expertise.

Barry Honig.  Mr. Honig has served as a director since September 2010, and served as Co-Chairman from September 2010 until September 2011 and as Chairman from September 2011 to February 2012. Since January 2004, Mr. Honig has been the President of GRQ Consultants, Inc., and a private investor and consultant to early stage companies. Mr. Honig’s expertise includes early stage company capital restructuring, debt financing, capital introductions, and mergers and acquisitions. Mr. Honig sits on the boards of several private companies. In addition, Mr. Honig served as director and co-Chairman of Chromadex Corporation from October 2011 to February 2015, and as director and co-Chairman of InterCLICK, Inc. from August 2007 through December 2011. Mr. Honig was selected to serve as a director due to his extensive knowledge of the capital markets, his judgment in assessing business strategies and accompanying risks, and his expertise with emerging growth companies.

Alex Morrison.  Mr. Morrison has served as a director since November 2012. Mr. Morrison is a mining executive, chartered accountant and certified public accountant with over 26 years of experience in the mining industry. He currently serves on the boards of Detour Gold Corporation and Taseko Mines Limited. Mr. Morrison has held senior executive positions at a number of mining companies, most recently serving as Vice President and Chief Financial Officer of Franco-Nevada Corporation from 2007 to April 2010. From 2002 to 2007, Mr. Morrison held increasingly senior positions at Newmont Mining Corporation, including Vice President, Operations Services and Vice President, Information Technology. Prior to 2002, Mr. Morrison was Vice President and Chief Financial Officer of NovaGold Resources, Inc. and Vice President and Controller of Homestake Mining Company and held senior financial positions at Phelps Dodge Corporation and Stillwater Mining Company. In addition, from time to time between 2007 and the present, Mr. Morrison has performed financial consulting services for mining companies. Mr. Morrison began his career with PricewaterhouseCoopers LLP after obtaining his B.A. in Business Administration from Trinity Western University. Mr. Morrison was selected to serve as a director due to his extensive mining resource and business experience and his financial expertise.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF AUDITORS

The Board of Directors unanimously recommends ratification of the appointment of KBL, LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

The affirmative vote of a majority of the outstanding shares, voting on an as-converted-to-common-stock basis, present at the meeting (either in person or by proxy) and entitled to vote will be required to ratify the appointment of our independent registered public accounting firm for the fiscal year 2015. In the event the ratification is not approved by the required number of votes, the Board of Directors may reconsider, but will not necessarily change, its appointment of KBL, LLP to serve as our independent registered public accounting firm.

KBL, LLP has served as the Company’s independent registered public accounting firm since 2010, providing audits for the Company for the fiscal years ended December 31, 2010 through December 31, 2014.

For more information about the Company’s independent auditor, refer to the discussion under the heading “Independent Public Accountants” beginning on page 17 of this Proxy Statement.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Meetings and Committees of the Board of Directors

During 2014, our Board of Directors held seven meetings. Mr. Alfers and Mr. Morrison each attended all seven of the meetings; Mr. Honig attended five meetings.

Board Committees

The Board of Directors currently has no established Board committees. The Company has applied for listing on The NASDAQ Stock Market, and, upon listing will establish its Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee in accordance with the committee charters already approved by the Board of Directors. Until the Board committees have been established, all actions that would otherwise be taken by the Board committees are taken directly through the Board of Directors. Given our size and the development of our business to date, we believe that the Board of Directors through its meetings can perform all of the duties and responsibilities of such Board committees.

Audit Committee.  When constituted, the Audit Committee will consist of independent directors, of which at least one director will qualify as a qualified financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee’s duties will include the engagement and oversight of the Company’s independent auditors, review of the Company’s annual and quarterly financial statements and related SEC filings, and review of the Company’s accounting and auditing principles. The Audit Committee will review the scope, timing and fees for the annual audit and the results of audit examinations performed by independent public accountants, including their recommendations to improve the system of accounting and internal controls. The Audit Committee will at all times be composed exclusively of directors who are, in the opinion of our Board of Directors, free from any relationship that would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee.  When constituted, the Compensation Committee will consist of independent directors and will review and approve our salary and benefits policies, including compensation of executive officers. The Compensation Committee will also administer our equity incentive plans and recommend and approve grants under such plans. Our Board of Directors currently participates in the consideration of executive officer and director compensation.

Corporate Governance and Nominating Committee.  When constituted, the Corporate Governance and Nominating Committee will consist of independent directors and its responsibilities will include overseeing and evaluating the Board’s performance, selecting and evaluating prospective director nominees, and reviewing Board and Board committee compensation. The CGNC will also oversee and provide advice to the Board of Directors regarding corporate governance policies, practices and procedures. Our Board of Directors currently considers any qualified director nominees that are presented to it from time to time.

Board Leadership Structure and Role in Risk Oversight

Although we have not adopted a formal policy regarding whether the Chairman and Chief Executive Officer positions should be separate or combined, we have traditionally determined that it is in the best interests of the Company and its stockholders to have these two positions overlap due to the small size of the Company.

Our Board of Directors is primarily responsible for overseeing our risk management processes. The Board of Directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our Company’s assessment of risks. The Board of Directors focuses on the most significant risks facing our Company and our Company’s general risk management strategy, and also ensures that risks undertaken by our Company are consistent with the Board of Directors’ appetite for risk. While the Board of Directors oversees our Company, our Company’s management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board of Directors leadership structure supports this approach.

Director Independence

We currently have three directors serving on our Board of Directors: Messrs. Alfers, Honig, and Morrison. We are not listed on a U.S. national securities exchange (though, as noted above, we have applied for listing on The NASDAQ Stock Market) and, as such, are not subject to director independence standards. Using the definition of independence set forth in the rules of The NASDAQ Stock Market, Mr. Morrison would be considered an independent director of the Company.

Stockholder Nominations

We do not currently have a policy or specified procedures in place pursuant to which security holders may recommend nominees to the Board of Directors. We believe that the Board of Directors can appropriately consider and respond to stockholder nominations.

Communication with the Board

We have established a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors should send an email, write or telephone Mindyjo Germann, Corporate Secretary, at:

Pershing Gold Corporation
1658 Cole Boulevard
Building 6, Suite 210
Lakewood, Colorado 80401
Telephone: (720) 974-7248
Facsimile: (720) 974-7249
Email: investors@pershinggold.com

Any such communication must state the type and amount of Pershing Gold securities held by the stockholder and must clearly state that the communication is intended to be shared with the Board of Directors. Ms. Germann will forward any such communication to the members of the Board of Directors.

Director Attendance at the Annual Meeting

All members of the Board of Directors are encouraged, but not required, to attend annual meetings of stockholders. All Board members except one attended the 2014 Annual and Special Meeting of Stockholders, held on December 11, 2014.

Director or Officer Involvement in Certain Legal Proceedings

Our directors and executive officers have not been involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics and Business Conduct that applies to all of our directors, officers and employees. We will provide a copy of our Code of Ethics and Business Conduct to any person without charge, upon written request to Mindyjo Germann, our Corporate Secretary, at:

Pershing Gold Corporation
1658 Cole Boulevard
Building 6, Suite 210
Lakewood, Colorado 80401
Telephone: (720) 974-7248
Facsimile: (720) 974-7249
Email: investors@pershinggold.com

Board Diversity

While we do not have a formal policy on diversity, our Board of Directors considers diversity to include the skill set, background, reputation, type and length of business experience of our Board members as well as a particular nominee’s contributions to that mix. Although there are many other factors, the Board of Directors seeks individuals with experience on public company boards as well as experience in the mining industry and in finance and accounting.

Family Relationships

There are no family relationships among the executive officers and directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our equity securities to file reports of ownership and changes in ownership of our equity securities with the SEC. Based on the information available to us for 2014, we believe that all applicable Section 16(a) filing requirements were met on a timely basis except that Mr. Honig filed two late reports regarding a total of three transactions and Mr. Janke filed one late report regarding one transaction.

Director Compensation

The following table sets forth compensation paid to our non-employee directors in 2014.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Barry Honig	$30,000	(2)	$50,000	$—	$—	$—	$—	$80,000
Alex Morrison	$32,000	(3)	$50,000	$—	$—	$—	$32,625	$114,625

(1)	Amounts represent grant date fair market value calculated pursuant to FASB ASC Topic 718 of 172,414 restricted stock units granted on December 11, 2014, vesting on December 11, 2015. See footnote (1) to the Summary Compensation Table on page 10 of this Proxy Statement for additional information regarding this calculation.
(2)	The amount shown includes Mr. Honig’s 2014 annual retainer fee of $25,000 and $1,000 for Mr. Honig’s attendance at each of five (5) Board of Directors meetings in 2014.
(3)	The amount shown includes Mr. Morrison’s 2014 annual retainer fee of $25,000, $1,000 for Mr. Morrison’s attendance at each of seven (7) Board of Directors meetings in 2014. Mr. Morrison was also paid $32,625 in 2014 for consulting services related to financial and strategic matters, which services are outside the scope of his duties as a director and which are included under the heading “All Other Compensation” above.

Our directors who are also our employees receive no fees for board service. Mr. Alfers is the only director who is also an employee. The compensation for all non-employee directors includes a $25,000 annual cash retainer and a $1,000 cash fee for attendance at each Board meeting. Non-employee directors also receive annual grants of restricted stock units, vesting on the first anniversary of the grant date, and equal in value when granted to $50,000. For each vested restricted stock unit the non-employee director is entitled to receive one unrestricted share of common stock upon termination of the director’s service on our Board of Directors. Our directors are also eligible to receive other equity awards, including stock options, under our equity incentive plans.

When the Board establishes standing committees, directors will receive a $1,000 cash fee for attendance at all committee meetings, and the chairs of the Audit, Compensation and Corporate Governance and Nominating committees will receive annual cash retainers of $15,000, $10,000 and $7,500 respectively.

EXECUTIVE OFFICERS

Executive Officers of Pershing Gold

Name	Age	Position
Stephen Alfers	69	Chief Executive Officer, President and Chairman
Debra Struhsacker	62	Senior Vice President
Timothy Janke	63	Chief Operating Officer
Eric Alexander	48	Vice President Finance and Controller

Stephen Alfers.  Please see “PROPOSAL 1 — ELECTION OF DIRECTORS — Nominees for Election — Stephen Alfers” for biographical information regarding Mr. Alfers.

Debra Struhsacker.  Ms. Struhsacker was appointed Corporate Vice President in September 2013, and was named Senior Vice President in September 2014. From June 2006 until joining the Company, Ms. Struhsacker was the principal of her own consulting business, providing management, coordination and execution of environmental permitting strategies and other environmental, regulatory, governmental and community relations issues to mining companies. She has provided consulting services to the Company at the Relief Canyon Project since October 2011. She served as Vice President, U.S. Governmental and Regulatory Affairs for Kinross Gold USA, Inc., a subsidiary of Kinross Gold Corporation, from July 2003 to May 2006, and was engaged in her own consulting business from April 1991 until June 2003. Ms. Struhsacker has over 25 years of experience in hardrock mining and environmental issues, including related public policy issues, permitting and reclamation. She has a B.A. in Geology and French from Wellesley College and a M.S. in Geology from the University of Montana. Ms. Struhsacker is a certified professional geologist (Wyoming and American Institute of Professional Geologists).

Timothy Janke.  Mr. Janke was appointed Chief Operating Officer in August 2014. Since November 2010, Mr. Janke has been the president of his own consulting business providing mine operating and evaluation services to several mining companies. Beginning in July 2012, he provided consulting services at the Relief Canyon Project advising the Company on mine start-up plans and related activities. From June 2010 to August 2014, Mr. Janke served as Vice President and Chief Operating Officer of Renaissance Gold, Inc. and its predecessor Auex Ventures, Inc. He was General Manager-Projects for Goldcorp Inc. and its predecessor Glamis Gold, Inc. from July 2009 to May 2010, Vice President and General Manager of the Marigold Mine from February 2006 to June 2009, and its Manager of Technical Services from September 2004 to January 2006. Since August 2011, Mr. Janke has served as a director for Renaissance Gold. Mr. Janke has over 40 years of engineering and operational experience in the mining industry. He has a B.S. in Mining Engineering from the Mackay School of Mines.

Eric Alexander.  Mr. Alexander joined the Company in September 2012 as its Vice President Finance and Controller and was appointed as the Company’s principal financial officer and principal accounting officer in November 2012. Prior to the joining the Company, Mr. Alexander was the Corporate Controller for Sunshine Silver Mines Corporation, a privately held mining company with exploration and pre-development properties in Idaho and Mexico, from March 2011 to August 2012. He was a consultant to Hein & Associates LLP from August 2012 to September 2012 and a Manager with Hein & Associates LLP from July 2010 to March 2011. He served from July 2007 to May 2010 as the Corporate Controller for Golden Minerals Company (and its predecessor, Apex Silver Mines Limited), a publicly traded mining company with operations and exploration activities in South America and Mexico. He has over 25 years of corporate, operational and business experience, and 11 years of mining industry experience. In addition to working in the industry he also held the position of Senior Manager with the public accounting firm KPMG LLP, focusing on mining and energy clients. Mr. Alexander has a B.S. in Business Administration (concentrations in Accounting and Finance) from the State University of New York at Buffalo and is also a licensed CPA.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation through December 31, 2014 of each of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Stephen Alfers Chief Executive Officer, President and Chairman	2014	350,000	350,000	—	—	—	700,000
	2013	275,000	350,000	—	—	—	625,000

Debra Struhsacker(2) Corporate Vice President	2014	200,000	125,000	—	74,200	—	399,200
	2013	54,760	100,000	—	35,000	515,238	704,998
Timothy Janke(3) Chief Operating Officer	2014	39,346	75,000	—	214,200	36,225	364,771
	2013	—	—	—	—	—	—
Eric Alexander Vice President Finance and Controller	2014	175,000	60,000	—	25,200	—	260,200
	2013	175,000	60,000	—	580,000	—	815,000

(1)	Reflects the grant date fair value of the Company’s common stock calculated in accordance with FASB ASC Topic 718. For information regarding the assumptions used to compute grant date fair market value, see Note 2 to the Company’s Audited Consolidated Financial Statements included in the Company’s 2014 annual report on Form 10-K.
(2)	Ms. Struhsacker joined the Company as Corporate Vice President on September 23, 2013 and her 2013 salary amount is a portion of her annual $200,000 salary pro-rated from her start date. All Other Compensation includes amounts paid to Ms. Struhsacker in 2013 prior to her joining the Company and is comprised of $132,738 in consulting fees and the $382,500 grant date fair value of 750,000 shares of restricted common stock granted on February 12, 2013.
(3)	Timothy Janke joined the Company as the Company’s Chief Operating Officer in August 2014, and his salary amount is a portion of his annual $100,000 salary pro-rated from his start date. Mr. Janke devotes approximately half of his time to serving as Chief Operating Officer. All Other Compensation includes $36,225 in consulting fees paid to Mr. Janke in 2014 prior to his appointment as Chief Operating Officer.

Agreements with Executive Officers

Stephen Alfers

We entered into an employment agreement with Mr. Alfers on February 9, 2012 that provides that Mr. Alfers will serve as our Chief Executive Officer until December 31, 2015, subject to renewal. Under the employment agreement, Mr. Alfers is entitled to a base salary of $250,000 per year, subject to increase at the discretion of the Board, and was issued (i) 12,000,000 restricted shares of the Company’s common stock and (ii) a ten year option to purchase 10,000,000 shares of the Company’s common stock at an exercise price of $0.49 per share. Under the employment agreement, as amended to date, the vesting schedule of the restricted stock grant is as follows: 6,000,000 shares vested on December 26, 2013; 3,000,000 shares vested on February 9, 2014; and 3,000,000 shares will vest on February 9, 2016. Vesting accelerates upon certain events, including a Change in Control (as defined in the employment agreement), as described below. Amendments to Mr. Alfers’ employment agreement on February 8, 2013, December 23, 2013 and February 5, 2015 related to changes to the vesting schedule of his restricted stock grants. The options were fully vested when granted.

Under Mr. Alfers’ employment agreement, he is entitled to receive an annual bonus if the Company meets or exceeds certain criteria adopted by the Board of Directors. The “Target Bonus” for Mr. Alfers for each year is equal to 100% of his annualized base salary for that year if target levels of performance for that year are achieved, with greater or lesser amounts paid for performance above and below the target and can be paid in cash or stock at the election of the Board. Certain amounts payable to Mr. Alfers as compensation are subject to claw-back rights in the event of restatements of our financial information for a period of three years after termination.

Upon Mr. Alfers’ termination without Cause (as defined in the employment agreement), within six months prior to or twenty-four months following a Change in Control (a “Change in Control Period”) or upon Mr. Alfers’ Resignation for Good Reason (as defined in the employment agreement) during a Change in Control Period, we are required to pay to Mr. Alfers (in addition to any Accrued Obligations as defined in the employment agreement), a lump sum in an amount equal to three times the sum of (i) Mr. Alfers’ then in effect base salary plus (ii) Mr. Alfers’ Target Bonus (as defined in the employment agreement) for the year in which the Change in Control occurs. Additionally, any unvested equity awards that were granted prior to the Change in Control, including any unvested awards made under the employment agreement, fully and immediately vest on the Change in Control.

Upon Mr. Alfers’ termination without Cause or upon Mr. Alfers’ Resignation for Good Reason in the absence of a Change in Control, we are required to pay to Mr. Alfers (in addition to any Accrued Obligations as defined in the employment agreement), a lump sum in an amount equal to two times the sum of (i) Mr. Alfers’ base salary then in effect plus (ii) the average of Mr. Alfers’ bonuses payable with respect to the two prior fiscal years. In addition, any portion of the remaining three million unvested shares granted under the employment agreement that remained unvested would immediately vest. All other unvested equity grants would be forfeited as of the date of termination, and any vested equity awards would be treated as specified in the applicable equity plan and award agreement.

Debra Struhsacker

On January 1, 2013, we retained Ms. Struhsacker as an independent contractor to provide us with environmental permitting and government consulting services in exchange for a $10,500 monthly retainer and $175 hourly fee for time spent in excess of 60 hours per month.

We entered into an offer letter with Ms. Struhsacker on September 23, 2013 pursuant to which Ms. Struhsacker was hired to serve as the Company’s Corporate Vice President and is entitled to an annual base salary of $200,000. Accordingly, the consulting agreement with Ms. Struhsacker was terminated. In September 2014, Ms. Struhsacker was promoted to Senior Vice President.

In connection with the offer letter we entered into with Ms. Struhsacker, we also entered into a severance compensation agreement with Ms. Struhsacker on September 23, 2013. Upon a Qualifying Termination (as defined in the severance compensation agreement) occurring on or within twelve months following a Change in Control (as defined in the severance compensation agreement), we are required to pay Ms. Struhsacker a lump-sum severance payment equal to one and a half times the sum of (i) Ms. Struhsacker’s base salary, plus (ii) the greater of Ms. Struhsacker’s Annual Bonus Amount or Ms. Struhsacker’s Assumed Bonus Amount (both as defined in the severance compensation agreement).

Timothy Janke

We entered into an offer letter with Mr. Janke on August 27, 2014 pursuant to which Mr. Janke will devote approximately half of his time as the Company’s Chief Operating Officer and will be paid an annual salary of $100,000 per year. In the event of Mr. Janke’s termination other than for Cause or his resignation for Good Reason (as those terms are defined in the offer letter) during the three-year period following Mr. Janke’s start date of August 29, 2014, or in the event of Mr. Janke’s termination for Cause or his resignation for Good Reason within 12 months following a Change of Control (as such term is defined in the offer letter) that occurs within three years of his start date, Mr. Janke will be entitled to a severance payment from the Company equal to one and a half times Mr. Janke’s base salary and bonus.

Eric Alexander

We entered into a revised offer letter with Mr. Alexander on November 21, 2012, amended on February 8, 2013, pursuant to which Mr. Alexander joined the Company as our Vice President Finance and Controller and is entitled to an annual base salary of $175,000. In addition, in connection with his appointment as the Company’s Principal Financial Officer and Principal Accounting Officer, the Company granted Mr. Alexander 200,000 shares of restricted stock, vesting over three years. The amendment deferred vesting of certain of the restricted shares, of which 133,320 vested in equal tranches on March 14, 2014 and November 30, 2014, and a final tranche of 66,680 shares is scheduled to vest on November 30, 2015, subject to acceleration under certain events, including upon a Change in Control as defined in the Company’s 2012 Equity Incentive Plan.

In connection with the offer letter we entered into with Mr. Alexander, we also entered into a severance compensation agreement with Mr. Alexander on November 21, 2012. Upon a Qualifying Termination (as defined in the severance compensation agreement) occurring on or within twelve months following a Change in Control (as defined in the severance compensation agreement), we are required to pay Mr. Alexander a lump-sum severance payment equal to one and a half times the sum of (i) Mr. Alexander’s base salary, plus (ii) the greater of Mr. Alexander’s Annual Bonus Amount or Mr. Alexander’s Assumed Bonus Amount (both as defined in the severance compensation agreement).

Indemnification Agreements

In 2013 and 2014, the Company entered into indemnification agreements with its directors and executive officers providing for indemnification against all expenses, judgments, fines and amounts paid in settlement incurred by such indemnitee in connection with any threatened, pending or completed action, suit, alternative dispute resolution mechanism or proceeding to which indemnitee was or is a party or is threatened to be made a party by reason of the fact that indemnitee is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise, to the fullest extent permitted by Nevada law. The indemnification agreements also provide for the advancement of expenses (including attorneys’ fees) incurred by the indemnitee in connection with any action, suit, alternative dispute resolution mechanism or proceeding (subject to the terms and conditions set forth therein). The indemnification agreements contain certain exclusions, including proceedings initiated by the indemnitee unless such advancement is specifically approved by a majority of our disinterested directors. The Company expects that it will enter into similar indemnification agreements with any new directors and executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of equity awards of our named executive officers at December 31, 2014. This table includes unexercised and unvested options and equity awards. Vesting schedules are subject to acceleration or forfeiture in certain circumstances, including a change of control.

Option awards						Stock awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Stephen Alfers	10,000,000	—	—	$0.49	2/9/22	—	—	6,333,500	(2)	$1,836,715
	5,000,000	—	—	$0.34	6/17/22	—	—	—		—
Debra Struhsacker	400,000	—	—	$0.45	3/6/22	—	—	831,660	(3)	$241,181
	400,000	—	—	$0.34	6/17/22	—	—	—		—
Timothy Janke	—	—	—	—	—	—	—	1,165,000	(4)	$337,850
Eric Alexander	—	—	—	—	—	—	—	956,666	(5)	$277,433

(1)	The market value of stock awards is calculated at $0.29 per share, the closing price of our common stock December 31, 2014.
(2)	Includes 1,666,500 shares which vested on March 14, 2015 but had not yet vested on December 31, 2014; 3,000,000 shares vesting on February 9, 2016; and 1,667,000 shares vesting on March 14, 2016.
(3)	Includes 88,334 shares vesting on December 11, 2015; 33,330 shares vesting on December 16, 2015; 500,000 shares vesting on February 12, 2016 (following the deferral of vesting of 250,000 shares on February 6, 2015); 88,333 shares vesting on December 11, 2016; 33,330 shares vesting on December 16, 2016; and 88,333 shares vesting on December 11, 2017.

(4)	Includes 255,000 shares vesting on December 11, 2015; 100,000 shares vesting on December 16, 2015; 200,000 shares vesting on February 12, 2016 (following the deferral of vesting of 100,000 shares on February 5, 2015); 255,000 shares vesting on December 11, 2016; 100,000 shares vesting on December 16, 2016; and 255,000 shares vesting on December 11, 2017.
(5)	Includes 66,680 shares vesting on November 30, 2015; 30,000 shares vesting on December 11, 2015; 66,660 shares vesting on December 16, 2015; 666,666 shares vesting on February 12, 2016 (following the deferral of vesting of 333,333 shares on February 5, 2015); 30,000 shares vesting on December 11, 2016; 66,660 shares vesting on December 16, 2016; and 30,000 shares vesting on December 11, 2017.

Company Equity Incentive Plans

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	26,767,260	$0.41	27,886,622	(1)
Equity compensation plans not approved by security holders	5,332,740	$0.34	—
Total	32,100,000	$0.40	27,886,622	(1)

(1)	Represents 650,000 shares of common stock remaining available for issuance under the 2010 Plan, 566,450 shares of common stock remaining available for issuance under the 2012 Plan, and 26,670,172 shares of common stock remaining available for issuance under the 2013 Plan.

Our Board of Directors and stockholders have adopted three equity incentive plans: (i) the 2010 Equity Incentive Plan, adopted September 29, 2010 (the “2010 Plan”), pursuant to which 2,800,000 shares of our common stock were reserved for issuance as awards, and as of December 31, 2014, 650,000 shares remain available for issuance; (ii) the 2012 Equity Incentive Plan, adopted February 9, 2012 (the “2012 Plan”), pursuant to which 40,000,000 shares of our common stock were reserved for issuance as awards, and as of December 31, 2014, 566,450 shares remain available for issuance; and (iii) the 2013 Equity Incentive Plan, adopted February 12, 2013 (the “2013 Plan”), pursuant to which 40,000,000 shares of our common stock were reserved for issuance as awards, and as of December 31, 2014, 26,670,172 shares remain available for issuance. In addition, the Company granted 6,383,710 shares of restricted common stock and options to acquire 5,332,740 shares of common stock pursuant to individual equity compensation plans from June 18, 2012 to November 30, 2012. The individual equity compensation plans have not been approved by the Company’s stockholders. The material terms of the individual equity compensation plans are consistent with the terms of the 2010 Plan and 2012 Plan. No securities remain available for issuance under the individual equity compensation plans.

The purpose of the 2010 Plan, the 2012 Plan and the individual equity incentive plans is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in our development and financial success. The purpose of the 2013 Equity Incentive Plan is to promote the success of the Company and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

The equity incentive plans provide for the grant of incentive stock options, nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights and other types of stock-based awards to our employees, officers, directors and consultants. The equity incentive plans are administered by our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our voting securities as of April 14, 2015 by:

•	each person known by us to beneficially own more than 5.0% of any class of our voting securities;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons to us. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned. Percentage computations are based on 385,146,042 shares of our common stock outstanding as of April 14, 2015.

	Common Stock(1)
Name of Beneficial Owner(2)	Shares Beneficially Owned		Percent of Class
5% Owners
Frost Gamma Investments Trust	53,948,997	(3)	14.00%
Levon Resources Ltd.	35,178,572	(4)	9.13%
Executive Officers and Directors
Stephen Alfers	28,742,712	(5)	7.17%
Debra Struhsacker	1,824,557	(6)	*%
Timothy Janke	1,365,000	(7)	*%
Eric Alexander	1,328,522	(8)	*%
Barry Honig	126,403,760	(9)(10)	28.78%
Alex Morrison	1,000,000	(11)	*%
Executive Officers and Directors as a Group (Six persons)	160,664,551		35.27%

*	Less than one percent (1.0%).
(1)	Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock includes for each person or entity shares issuable on the exercise of all options and warrants and the conversion of other convertible securities beneficially owned by such person or entity that are currently exercisable or will become exercisable or convertible within 60 days following April 14, 2015. Such shares, however, are not included for the purpose of computing the percentage ownership of any other person.
(2)	The address of these persons, unless otherwise noted, is c/o Pershing Gold Corporation, 1658 Cole Blvd., Bldg. 6, Suite 210, Lakewood, CO 80401.
(3)	The address of Frost Gamma Investments Trust is 4400 Biscayne Blvd., Miami, FL 33137. Dr. Philip Frost is the trustee of Frost Gamma Investments Trust and, in such capacity, has voting and dispositive power over the securities held for the account of Frost Gamma Investments Trust. This information is based upon a Form 4 which was filed with the SEC on July 31, 2014. It includes 53,772,527 shares of common stock and 176,470 shares of common stock issuable upon exercise of warrants.
(4)	The address of Levon Resources Ltd. is Suite 900, 570 Granville St., Vancouver, British Columbia, Canada V6C 3P1.
(5)	Includes (i) 8,602,140 unrestricted shares of common stock; (ii) 4,667,000 shares of restricted stock which have not vested but over which Mr. Alfers holds voting power; (iii) options to purchase 10,000,000 shares of common stock with an exercise price of $0.49 per share, which are fully vested; (iv) options to purchase 5,000,000 shares of common stock with an exercise price of $0.34 per share, which are fully vested; (v) 100 shares of Series E preferred stock, which are convertible into

353,572 shares of common stock; and (vi) 120,000 shares of common stock issuable upon exercise of warrants received in connection with the issuance of the Series E preferred stock.
(6)	Includes (i) 192,897 unrestricted shares of common stock, (ii) 831,660 restricted shares of common stock which have not vested but over which Ms. Struhsacker exercises voting power, and (iii) 800,000 shares of common stock issuable upon exercise of outstanding stock options, which are 100% vested.
(7)	Includes (i) 200,000 unrestricted shares of common stock and (ii) 1,165,000 restricted shares of common stock that have not yet vested but over which Mr. Janke holds voting power.
(8)	Includes (i) 371,856 unrestricted shares of common stock and (ii) 956,666 restricted shares of common stock which have not vested but over which Mr. Alexander exercises voting power.
(9)	Includes:
(i)	21,267,964 unrestricted shares of common stock, 1,000,000 restricted shares of common stock which have not vested but over which Mr. Honig exercises voting power, options to purchase 13,400,000 shares of common stock, which are fully vested, 652 shares of Series E preferred stock, which are convertible into 2,305,286 shares of common stock, 782,400 shares of common stock issuable upon exercise of warrants received in connection with the issuance of the Series E preferred stock, and 411,764 shares of common stock issuable upon exercise of warrants received on July 30, 2014, all of which are held directly by Mr. Honig;
(ii)	35,484,621 unrestricted shares of common stock, 4,230 shares of Series E preferred stock convertible into 14,956,072 shares of common stock, and 10,153,147 shares of common stock issuable upon exercise of warrants (including 3,636,000 shares of common stock issuable upon the exercise of warrants received in connection with the issuance of the Series E preferred stock on August 8, 2013, 1,363,637 shares of common stock issuable upon exercise of warrants purchased in a private placement on December 3, 2012, 1,470,588 shares of common stock issuable upon exercise of warrants received on July 2, 2014, 606,000 shares of common stock issuable upon exercise of warrants purchased in a private transaction on January 5, 2015 and 3,076,922 shares of common stock issuable upon exercise of warrants purchased in a private placement on April 10, 2015), all of which are held by GRQ Consultants, Inc. 401K (“GRQ 401K”);
(iii)	993,908 unrestricted shares of common stock held by GRQ Consultants, Inc. (“GRQ Consultants”);
(iv)	13,057,301 unrestricted shares of common stock, 2,070 shares of Series E preferred stock, which are convertible into 7,318,929 shares of common stock, 1,726,800 shares of common stock issuable upon exercise of warrants received in connection with the issuance of the Series E preferred stock, and 294,118 shares of common stock issuable upon exercise of warrants received on July 2, 2014, all of which are held by GRQ Consultants, Inc. Roth 401K FBO Barry Honig (“GRQ Roth 401K”); and
(v)	500,000 unrestricted shares of common stock, 581 shares of Series E preferred stock, which are convertible into 2,054,250 shares of common stock, and 697,200 shares of common stock issuable upon exercise of warrants received in connection with the issuance of the Series E preferred stock, all of which are held by GRQ Consultants, Inc. Defined Benefit Plan (“GRQ Defined”).
(vi)	Mr. Honig is the trustee of GRQ 401K, GRQ Roth 401K and GRQ Defined and President of GRQ Consultants, and, in such capacities, has voting and dispositive power over the securities held by GRQ 401K, GRQ Roth 401K, GRQ Defined and GRQ Consultants.
(10)	Excludes (i) 172,414 shares of common stock underlying unvested restricted stock units granted to Mr. Honig on December 11, 2014 which are issuable upon Mr. Honig’s resignation from the Board of Directors (subject to acceleration and forfeiture in certain circumstances); the restricted stock units vest on December 11, 2015, and Mr. Honig has no voting rights with respect to the restricted stock units until the underlying shares are issued; (ii) 1,628,000 shares of common stock held by ALAN S HONIG C/F HARRISON JAMES HONIG UTMA FL; (iii) 400,000 shares of common stock held by ALAN S HONIG C/F RYAN HONIG UTMA FL; (iv) 400,000 shares of common stock held by ALAN HONIG C/F CAMERON HONIG UTMA FL; (v) 400,000 shares of common stock held by ALAN S HONIG C/F JACOB HONIG UTMA FL; and (vi) 505 shares of Series E preferred stock held by Four Kids Investment Fund LLC. Mr. Honig’s father, as custodian, has voting and dispositive power over shares held by the accounts listed in (ii) – (v) above. Mr. Honig exercises no investment or voting power and disclaims beneficial ownership of the shares owned by accounts for which his father is custodian.

(11)	Represents (i) 333,334 unrestricted shares of common stock and (ii) 666,666 shares of restricted common stock which have not vested but over which Mr. Morrison exercises voting power. Excludes 172,414 shares of common stock underlying unvested restricted stock units granted to Mr. Morrison on December 11, 2014 which are issuable upon Mr. Morrison’s resignation from the Board of Directors (subject to acceleration and forfeiture in certain circumstances); the restricted stock units vest on December 11, 2015, and Mr. Morrison has no voting rights with respect to the restricted stock units until the underlying shares are issued.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Related Person Transactions

We do not have a formal written policy for the review and approval of transactions with related parties. Our Board of Directors is responsible for reviewing and approving or ratifying related-persons transactions. We annually require each of our directors and executive officers to complete a directors’ or officers’ questionnaire, respectively, that elicits information about related party transactions. Our Board of Directors and legal counsel annually review all transactions and relationships disclosed in the directors’ and officers’ questionnaires, and the Board of Directors makes a formal determination regarding each director’s independence. If a transaction were to present a conflict of interest, the Board of Directors would determine the appropriate response.

Related Person Transactions

We have entered into agreements and arrangements with our executive officers and directors that are more fully described above under “Executive Compensation — Agreements with Executive Officers”, “Executive Compensation — Indemnification Agreements”, and “Director Compensation”.

Transactions with Levon Resources

On October 15, 2014, the Company entered into a Share Purchase Agreement and a Subscription Agreement with Levon Resources Ltd. (“Levon Resources”). The Share Purchase Agreement and Subscription Agreement provided for the sale to Levon Resources of 35,178,572 shares of the Company’s common stock for $0.28 per share, or $9,850,000 in the aggregate. The transaction was completed and the shares were issued on October 20, 2014. Immediately following the sale, Levon Resources beneficially owned approximately 9.9% of our outstanding common stock. The sale and exchange were completed on equivalent terms to other investors purchasing in the private placement.

Transactions with Frost Gamma

On July 23, 2014, the Company entered into a Unit Purchase Agreement and a Subscription Agreement with Frost Gamma Investments Trust (“Frost Gamma”). The Unit Purchase Agreement and Subscription Agreement provided for the sale to Frost Gamma of 441,177 units of common stock and warrants, with each unit consisting of one share of common stock and a warrant to purchase 0.4 shares of common stock, having an exercise price of $0.45, at a purchase price of $0.34 per unit. The transaction was completed and the shares and warrants were issued on July 30, 2014. The sale and exchange were completed on equivalent terms to other investors purchasing in the private placement.

Transactions or Relationships with or involving Mr. Honig

In August 2013, we sold 5,050 shares of Series E preferred stock and warrants to purchase 6,060,000 shares of common stock to Mr. Honig in a private placement for a purchase price of $4,999,500. We also exchanged with Mr. Honig 652 shares of Series E preferred stock and warrants to purchase 782,400 shares of common stock for the outstanding principal and accrued interest of approximately $646,000 owed by us to Mr. Honig pursuant to a Credit Facility Agreement dated February 23, 2011, as amended, between a subsidiary of the Company and Mr. Honig. The sale and exchange were completed on equivalent terms to other investors purchasing in the private placement.

In July 2014, we sold to Mr. Honig 5,441,175 shares of common stock and warrants to purchase 2,176,469 shares of common stock in private placements for a purchase price of approximately $1.9 million. The sale was completed on equivalent terms to other investors purchasing in the private placements.

In October 2014, we sold to Mr. Honig 535,714 shares of common stock for a purchase price of $0.28 per share, or $150,000 in the aggregate, as part of a private placement involving Levon Resources. The sale was completed on equivalent terms to other investors purchasing in the private placement.

In April 2015, we sold to Mr. Honig 7,692,307 units of the Company’s securities for a purchase price of $0.325 per unit, or $2,500,000 in the aggregate, as part of a private placement, with each unit comprised of one share of common stock and a 24-month warrant to purchase 0.4 of a share of the Company’s common stock. The sale was completed on equivalent terms to other investors purchasing in the private placement.

Transactions with Debra Struhsacker

Ms. Struhsacker was a consultant of the Company regarding environmental permitting and other matters from August 2011 until she joined the Company as Corporate Vice President in September 2013. Consulting fees and stock awards paid to Ms. Struhsacker in 2013 prior to her election as Corporate Vice President of the Company in September 2013 are reported as All Other Compensation in the Summary Compensation Table on page 10 of this Proxy Statement.

Transactions with Timothy Janke

Prior to his appointment as the Chief Operating Officer of the Company in August 2014, Mr. Janke received consulting fees from the Company during fiscal year 2013 in the amount of $78,075. The Company also granted Mr. Janke 300,000 shares of restricted stock on February 12, 2013 and 300,000 shares of restricted stock on December 16, 2013, with an aggregate grant date fair value of $258,000, as additional compensation for his consulting services. In 2014, Mr. Janke received $36,255 in consulting fees, as discussed in footnote (3) to the Summary Compensation Table on page 10 of this Proxy Statement.

INDEPENDENT PUBLIC ACCOUNTANTS

As discussed under “Board Committees” on page 6 of this Proxy Statement, the Company currently has no established Board committees. Until an audit committee has been established, all actions, including the appointment of the Company’s independent public accountant, are taken directly through the Board of Directors. The Board of Directors evaluates its principal accountant and makes a decision in the Company’s best interests. This year, the Board of Directors has recommended stockholders ratify its appointment of KBL, LLP to serve as the Company’s independent public accountant for fiscal year 2015. KBL, LLP has served as our independent registered public accounting firm since 2010. We do not anticipate that representatives of KBL, LLP will be present at the Annual Meeting of Stockholders. If present, the firm would have the opportunity to make a statement if they desire to do so and representatives would be available to respond to appropriate questions.

The following table sets out the aggregate fees billed by KBL, LLP for the fiscal years ended December 31, 2014 and 2013 for the categories of fees described.

	Fiscal Year Ended December 31,
	2014	2013
Audit Fees(1)	$75,850	$67,500
Audit-Related Fees(2)	4,000	1,500
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$79,850	$69,000

(1)	Audit fees include fees for services rendered for the audit of our annual financial statements and reviews of our quarterly financial statements.
(2)	Audit-related fees include fees related to the review of the Company’s SEC filings.

OTHER INFORMATION

Stockholder Proposals

There are no proposals by any stockholder which are or could have been included within this Proxy Statement.

The Company will review stockholder proposals intended to be included in the Company’s proxy materials for the 2016 annual meeting of stockholders that are received by the Company at its principal executive offices within a reasonable time before the Company begins to print and send its proxy materials. The Company will comply with Rule 14a-8 of the Exchange Act with respect to any proposal that meets its requirements. All stockholder proposals should be submitted to: Pershing Gold Corporation, 1658 Cole Boulevard, Building 6, Suite 210, Lakewood, CO 80401, Attention: Corporate Secretary. We urge you to submit any such proposal by a means which will permit proof of the date of delivery, such as certified mail, return receipt requested.

Householding

The bank, broker or other nominee for any stockholder who is a beneficial owner, but not the record holder, of the Company’s shares may deliver only one copy of the Proxy Statement to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders who wish to receive a separate copy of the Proxy Statement now, or in the future, should write to us at: Pershing Gold Corporation, 1658 Cole Boulevard, Building No. 6, Suite 210, Lakewood, Colorado 80401, Attention: Corporate Secretary. Beneficial owners sharing an address who are receiving multiple copies of the Proxy Statement and wish to receive a single copy of the Proxy Statement in the future will need to contact their broker, bank or other nominee to request that only a single copy be mailed to all stockholders at the shared address in the future.

Furnishing of Proxy Materials

The Proxy Statement is accompanied by a copy of our Annual Report to Stockholders (including financial statements) for the fiscal year ended December 31, 2014.

OTHER MATTERS

Our management and the Board of Directors know of no other matters to be brought before the Annual Meeting. If other matters are presented properly to the stockholders for action at the Annual Meeting and any postponements and adjournments thereof, it is the intention of the proxy holders named in the proxy to vote in their discretion on all matters on which the common stock represented by such proxy are entitled to vote.

You are urged to complete, sign, date and return your proxy promptly. You may revoke your proxy at any time before it is voted. If you attend the Annual Meeting, as we hope you will, you may vote your shares in person.

By order of the Board of Directors,

/s/ Mindyjo Germann

Mindyjo Germann
Corporate Secretary

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Securities and Exchange Commission (including exhibits) will be provided at no charge to any stockholder entitled to vote at the Annual Meeting by first class mail within one business day of receipt of written request to: Pershing Gold Corporation, 1658 Cole Boulevard, Building 6, Suite 210, Lakewood, CO 80401, attention: Corporate Secretary, or by calling: (720) 974-7248.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2015

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                                to                               .

Commission file number: 000-54710

Pershing Gold Corporation

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	26-0657736 (I.R.S. Employer Identification No.)

1658 Cole Boulevard Building 6, Suite 210 Lakewood CO	80401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (720) 974-7254

(Former name, former address and former fiscal year, if changed since last report.)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). ☒ Yes  ☐ No.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

Applicable only to issuers involved in bankruptcy proceedings during the preceding five years:

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Sections 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes ☐ No ☐

Applicable only to corporate issuers:

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date. As of May 14, 2015, there were 390,730,098 shares of common stock, par value $0.0001, outstanding.

PERSHING GOLD CORPORATION

2

ITEM 1 Financial Statements

PERSHING GOLD CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2015	2014
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,512,402	$15,147,837
Restricted cash	2,250,000	2,250,000
Prepaid expenses and other current assets	660,084	798,633

Total Current Assets	8,422,486	18,196,470

NON - CURRENT ASSETS:
Property and equipment, net	6,185,008	6,398,221
Mineral rights	22,786,912	16,786,912
Reclamation bond deposit	25,000	25,000

Total Non - Current Assets	28,996,920	23,210,133

Total Assets	$37,419,406	$41,406,603

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$306,001	$714,291
Note payable - current portion	24,880	24,423

Total Current Liabilities	330,881	738,714

LONG-TERM LIABILITIES:
Note payable - long term portion	10,925	17,319
Asset retirement obligation	769,762	798,605

Total Liabilities	1,111,568	1,554,638

Commitments and Contingencies

STOCKHOLDERS' EQUITY :
Preferred stock, $0.0001 par value; 50,000,000 authorized
Convertible Series A Preferred stock ($0.0001 Par Value; 2,250,000 Shares Authorized; none issued and outstanding as of March 31, 2015 and December 31, 2014)	-	-
Convertible Series B Preferred stock ($0.0001 Par Value; 8,000,000 Shares Authorized; none issued and outstanding as of March 31, 2015 and December 31, 2014)	-	-
Convertible Series C Preferred stock ($0.0001 Par Value; 3,284,396 Shares Authorized; none issued and outstanding as of March 31, 2015 and December 31, 2014)	-	-
Convertible Series D Preferred stock ($0.0001 Par Value; 7,500,000 Shares Authorized; none issued and outstanding as of March 31, 2015 and December 31, 2014)	-	-
Convertible Series E Preferred stock ($0.0001 Par Value; 15,151 Shares Authorized; 9,425 issued and outstanding as of March 31, 2015 and December 31, 2014)	1	1
Common stock ($0.0001 Par Value; 800,000,000 Shares Authorized; 355,406,041 shares issued and outstanding as of March 31, 2015 and December 31, 2014)	35,541	35,541
Additional paid-in capital	158,497,285	157,985,176
Accumulated deficit	(122,224,989)	(118,168,753)

Total Stockholders' Equity	36,307,838	39,851,965

Total Liabilities and Stockholders' Equity	$37,419,406	$41,406,603

See accompanying notes to unaudited consolidated financial statements.

3

PERSHING GOLD CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2015	2014
	(Unaudited)	(Unaudited)

Net revenues	$-	$-

Operating expenses:
Compensation and related taxes	1,079,845	1,276,128
Exploration cost	1,441,596	534,726
Consulting fees	301,106	277,793
General and administrative expenses	1,233,382	1,023,010

Total operating expenses	4,055,929	3,111,657

Loss from operations	(4,055,929)	(3,111,657)

Other income (expenses):
Interest expense and other finance costs, net of interest income	(307)	(1,166)

Total other income (expenses) - net	(307)	(1,166)

Loss before provision for income taxes	(4,056,236)	(3,112,823)

Provision for income taxes	-	-

Net loss	$(4,056,236)	$(3,112,823)

Net loss per common share, basic and diluted	$(0.01)	$(0.01)

Weighted average common shares outstanding - Basic and Diluted	355,406,041	277,847,383

See accompanying notes to unaudited consolidated financial statements.

4

PERSHING GOLD CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2015	2014
	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(4,056,236)	$(3,112,823)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	283,479	243,023
Accretion	11,537	-
Stock-based compensation	512,109	854,173

Changes in operating assets and liabilities:
Other receivables	-	17,276
Prepaid expenses and other current assets	138,549	130,833
Accounts payable and accrued expenses	(408,290)	(102,984)

NET CASH USED IN OPERATING ACTIVITIES	(3,518,852)	(1,970,502)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of mineral rights	(6,000,000)	-
Asset retirement obligation settled	(18,737)	-
Purchase of property and equipment	(91,909)	(71,501)

NET CASH USED IN INVESTING ACTIVITIES	(6,110,646)	(71,501)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury stock	-	(181,421)
Payments on notes payable	(5,937)	(5,512)

NET CASH USED IN FINANCING ACTIVITIES	(5,937)	(186,933)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(9,635,435)	(2,228,936)

CASH AND CASH EQUIVALENTS- beginning of period	15,147,837	7,743,107

CASH AND CASH EQUIVALENTS- end of period	$5,512,402	$5,514,171

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$741	$1,166
Income taxes	$-	$-

See accompanying notes to unaudited consolidated financial statements.

5

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2015

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS

Pershing Gold Corporation (the “Company”), formerly named Sagebrush Gold Ltd., was incorporated under the laws of the State of Nevada on August 2, 2007. The Company is a gold and precious metals exploration company pursuing exploration and development opportunities primarily in Nevada. The Company is currently focused on exploration of its Relief Canyon properties in Pershing County in northwestern Nevada. None of the Company’s properties contain proven and probable reserves, and all of the Company’s activities on all of its properties are exploratory in nature.

On August 30, 2011, the Company, through its wholly-owned subsidiary, Gold Acquisition Corp. (“Gold Acquisition”), acquired the Relief Canyon Mine property (“Relief Canyon”) located in Pershing County, near Lovelock, Nevada, for an aggregate purchase price consisting of $12,000,000 cash and $8,000,000 in senior secured convertible promissory notes.

A wholly-owned subsidiary, Pershing Royalty Company, a Delaware corporation, was formed on May 17, 2012 to hold royalty interests in two gold exploration properties.

A wholly-owned subsidiary, EXCX Funding Corp., a Nevada corporation was formed in January 2011 and held a note payable - related party, which was exchanged for the Company’s Series E Convertible Preferred Stock (“Series E Preferred Stock”) and warrants in August 2013 and was cancelled. On April 6, 2014 EXCX Funding Corp. was liquidated and dissolved.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and principles of consolidation

The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) and present the consolidated financial statements of the Company as of March 31, 2015. All intercompany transactions and balances have been eliminated. All adjustments (consisting of normal recurring items) necessary to present fairly the Company’s financial position as of March 31, 2015, and the results of operations and cash flows for the three months ended March 31, 2015 have been included. The results of operations for the three months ended March 31, 2015 are not necessarily indicative of the results to be expected for the full year. The accounting policies and procedures employed in the preparation of these consolidated financial statements have been derived from the audited financial statements of the Company for the fiscal year ended December 31, 2014, which are contained in the Company’s Form 10-K as filed with the Securities and Exchange Commission (“SEC”) on March 5, 2015. The consolidated balance sheet as of December 31, 2014, contained herein, was derived from those financial statements.

Use of estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet, and revenues and expenses for the period then ended. Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, the useful life of property and equipment, amounts and timing of closure obligations, the assumptions used to calculate fair value of options and warrants granted, beneficial conversion on convertible notes payable and preferred stock, capitalized mineral rights, asset valuations, and the fair value of common stock issued.

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when acquired to be cash equivalents. The Company places its cash with high credit quality financial institutions. The Company’s accounts at these institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At March 31, 2015, the Company had bank balances exceeding the FDIC insurance limit on interest bearing accounts. To reduce its risk associated with the failure of such financial institutions, the Company evaluates at least annually the rating of the financial institutions in which it holds deposits.

Restricted cash

Restricted cash consists of cash and investments which are held as collateral under a surface management surety bond issued on the Company’s behalf.

6

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2015

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair value of financial instruments

The Company has adopted ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that requires the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results, but did expand certain disclosures.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

These inputs are prioritized below:

Level 1:          Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2:         Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3:          Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company analyzes all financial instruments with features of both liabilities and equity under the FASB’s accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, prepaid expenses, accounts payable and accrued expenses approximate their estimated fair market values based on the short-term maturity of these instruments. The carrying amount of the note payable at March 31, 2015 approximates its respective fair value based on the Company’s incremental borrowing rate.

Prepaid expenses and other current assets

Prepaid expenses and other current assets of $660,084 and $798,633 at March 31, 2015 and December 31, 2014, respectively, consist primarily of costs paid for future services which will occur within a year and deferred offering cost related to direct incremental costs of raising capital. Prepaid expenses principally include prepayments for consulting and business advisory services, insurance premiums, drilling services, and mineral lease fees which are being amortized over the terms of their respective agreements. The Company defers as other assets the direct incremental costs of raising capital until such time as the offering is completed. At the time of the completion of the offering, the costs are charged against the capital raised.

Mineral property acquisition and exploration costs

Costs of lease, exploration, carrying and retaining unproven mineral lease properties are expensed as incurred. The Company expenses all mineral exploration costs as incurred as it is still in the exploration stage. If the Company identifies proven and probable reserves in its investigation of its properties and upon development of a plan for operating a mine, it would enter the development stage and capitalize future costs until production is established. When a property reaches the production stage, the related capitalized costs are amortized using the units-of-production method over the estimated life of the proven and probable reserves. If in the future the Company has capitalized mineral properties, these properties will be periodically assessed for impairment.

To date, the Company has not established the commercial feasibility of any exploration prospects; therefore, all exploration costs are being expensed. During the three months ended March 31, 2015 and 2014, the Company incurred exploration cost of approximately $1.4 million and $0.5 million, respectively.

ASC 930-805, “Extractive Activities-Mining: Business Combinations” (“ASC 930-805”), states that mineral rights consist of the legal right to explore, extract, and retain at least a portion of the benefits from mineral deposits. Mining assets include mineral rights. Acquired mineral rights are considered tangible assets under ASC 930-805. ASC 930-805 requires that mineral rights be recognized at fair value as of the acquisition date. As a result, the direct costs to acquire mineral rights are initially capitalized as tangible assets. Mineral rights include costs associated with acquiring patented and unpatented mining claims.

7

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2015

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

ASC 930-805-30-1 and 30-2 provides that in fair valuing mineral assets, an acquirer should take into account both:

•          The value beyond proven and probable reserves (“VBPP”) to the extent that a market participant would include VBPP in determining the fair value of the assets.

•          The effects of anticipated fluctuations in the future market price of minerals in a manner that is consistent with the expectations of market participants.

Property and equipment

Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets, generally one to twenty five years.

Impairment of long-lived assets

The Company accounts for the impairment or disposal of long-lived assets according to the ASC 360, “Property, Plant and Equipment”. The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of long-lived assets, including mineral rights, may not be recoverable. Long-lived assets in the exploration stage are monitored for impairment based on factors such as the Company’s continued right to explore the area, exploration reports, assays, technical reports, drill results and the Company’s continued plans to fund exploration programs on the property, and whether sufficient work has been performed to indicate that the carrying amount of the mineral property cost carried forward as an asset will not be fully recovered. The tests for long-lived assets in the exploration stage are monitored for impairment based on factors such as current market value of the long-lived assets and results of exploration, future asset utilization, business climate, mineral prices and future undiscounted cash flows expected to result from the use of the related assets.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated future net undiscounted cash flows expected to be generated by the asset. When necessary, impaired assets are written down to estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The Company did not record any impairment of its long-lived assets at March 31, 2015 and December 31, 2014, respectively.

Asset Retirement Obligations

Asset retirement obligations (“ARO”), consisting primarily of estimated mine reclamation and closure costs at the Company’s Relief Canyon property, are recognized in the period incurred and when a reasonable estimate can be made, and recorded as liabilities at fair value. Such obligations, which are initially estimated based on discounted cash flow estimates, are accreted to full value over time through charges to accretion expense. Corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset’s remaining useful life. Asset retirement obligations are periodically adjusted to reflect changes in the estimated present value resulting from revisions to the estimated timing or amount of reclamation and closure costs. The Company reviews and evaluates its asset retirement obligations annually or more frequently at interim periods if deemed necessary.

Income taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”) which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

8

 PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2015

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

Tax positions that meet the more likely than not recognition threshold are measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceed the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

The Company believes its tax positions are all more likely than not to be upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits.

The Company has adopted ASC 740-10-25, “Definition of Settlement”, which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion and examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open.  The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718, “Compensation — Stock Compensation”, which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, “Equity Based Payments to Non-employees”, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.

Related party transaction

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions.

Recent accounting pronouncements

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements—Going Concern.” The provisions of ASU No. 2014-15 require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this ASU are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The Company is currently assessing the impact of this ASU on the Company’s consolidated financial statements.

9

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2015

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In November 2014, FASB issued ASU 2014-17, “Business Combinations: Pushdown Accounting”. This ASU amended the Business Combination Accounting Standards Codification to provide guidance on whether and at what threshold an acquired entity that is a business or nonprofit activity can apply pushdown accounting in its separate financial statements. The Company’s adoption of FASB ASU No. 2013-17 effective November 14, 2014 did not have an impact on the Company’s consolidated results of operations, financial position and related disclosures.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

NOTE 3 — MINERAL PROPERTIES

The Company’s Relief Canyon property rights currently total approximately 25,000 acres and are comprised of approximately 948 owned unpatented mining claims, 120 owned millsite claims, 172 leased unpatented mining claims, and 2,235 acres of leased and 2,770 acres of subleased private lands. Most of the property on which the Relief Canyon deposit is located is subject to a 2% net smelter return production royalty, with a portion of that property subject to net smelter return production royalties totaling 4.5%. The rest of the property is subject, under varying circumstances, to net smelter return production royalties ranging from 2% to 5%.

Pershing Pass Property

The Pershing Pass property consists of over 700 unpatented mining claims covering approximately 12,000 acres and a mining lease of private lands covering approximately 600 acres.  Out of the total unpatented mining claims, 17 unpatented mining claims are subject to a 2% net smelter return royalty and 19 unpatented mining claims are leased with a purchase option.

The primary term of the unpatented mining claim lease referenced above is ten years, which may be extended as long as mineral exploration, development or mining continue on the property. Production from the lease is subject to a 1% net smelter return royalty on precious metals and a 0.5% net smelter royalty on all other metals produced from the leased property. Prior to production, and starting in September 2016, the Company is required to pay a $10,000 per year advance minimum royalty payment until September 2023. The annual advance minimum royalty increases to $12,500 in September 2023, to $15,000 in September 2028 and to $20,000 in September 2033.  The Company has the right to buy the leased claims at any time for $250,000.

The primary term of the private lands lease referenced above is ten years, which may be extended as long as mineral development work continues on the property. Production from the lease is subject to a 2% net smelter return royalty on all metals produced other than gold, and to a royalty on gold indexed to the gold price, ranging from 2% at gold prices of less than $500 per ounce to 3.5% at gold prices over $1,500 per ounce. Prior to one year after commercial production, the Company can repurchase up to 3% of the royalty on gold production at the rate of $600,000 for each 1%.

Newmont Properties

On April 5, 2012, the Company purchased from Victoria Gold Corp. and Victoria Resources (US) Inc. their interest in approximately 13,300 acres of mining claims and private lands adjacent to the Company’s original landholdings at the Relief Canyon Mine in Pershing County, Nevada.

10

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2015

NOTE 3 — MINERAL PROPERTIES (continued)

Approximately 8,900 acres of the lands that the Company acquired from Victoria Gold Corporation were a leasehold interest comprised of unpatented mining claims and private lands subject to a 2006 Mineral Lease and Sublease with Newmont USA Ltd. (“Newmont”), which the Company refers to as the Newmont Leased property. At that time, the Newmont Leased property consisted of 155 unpatented lode mining claims owned by Newmont comprising approximately 2,800 acres, approximately 4,900 acres of privately-owned fee minerals leased by Newmont from the owners, and 62 unpatented mining claims that were owned by Victoria within the Newmont Leased property and area of interest.

 On January 14, 2015, the Company entered into an Asset Purchase Agreement with Newmont pursuant to which the Company acquired for $6.0 million 74 unpatented mining claims totaling approximately 1,300 acres that the Company had previously leased from Newmont, entered into a new mining lease directly with New Nevada Resources, LLC and New Nevada Lands, LLC for approximately 1,600 acres of fee, or private, land that the Company had previously subleased from Newmont.

New Mining Lease with New Nevada Resources and New Nevada Lands, Replacing Portion of Newmont Sublease

As part of the January 2015 transactions completed pursuant to the Asset Purchase Agreement, a subsidiary of the Company entered into a Mining Lease (the “2015 Mining Lease”) with New Nevada Resources, LLC and New Nevada Lands, LLC (the “Owners”), covering certain fee lands (the “Leased Properties”) included in the Company’s Relief Canyon properties. The 2015 Mining Lease has a term of twenty years and for as long thereafter as any mining, development or processing operations are being conducted on a continuous basis. The 2015 Mining Lease contains customary terms and conditions, including an advance royalty and a 2.5% net smelter returns production royalty on the Leased Properties payable to the Owners.

Newmont Leased Property

As part of the Asset Purchase Agreement transactions, Newmont and the Company entered into an amendment of the 2006 Minerals Lease and Sublease (the “Third Amendment”), pursuant to which the Company agreed to a $2.6 million work commitment on the properties remaining subject to the 2006 Minerals Lease and Sublease to be expended by the seventh anniversary of the effective date of the Third Amendment. As of mid-December 2014, the Company can credit approximately $2.4 million in exploration expenditures already incurred against the $2.6 million work commitment.

Also as part of the transactions completed pursuant to the Asset Purchase Agreement, Newmont and the Owners entered into a new Mining Lease (the “2015 Newmont Lease”) covering about 2,770 acres of private lands included in the Company’s Relief Canyon properties (the “Subleased Properties”) and subleased by the Company from Newmont pursuant to the 2006 Minerals Lease and Sublease. The 2015 Newmont Lease has a term of twenty years and for as long thereafter as any mining, development or processing operations are being conducted or a continuous basis. The 2015 Newmont Lease contains customary terms and conditions, including an advance royalty and a 2.5% net smelter returns production royalty on the Subleased Properties payable to the Owners. The Company continues to hold rights to the Subleased Properties pursuant to its 2006 Minerals Lease and Sublease with Newmont.

11

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2015

 NOTE 3 — MINERAL PROPERTIES (continued)

General

The Company has posted a statewide surface management surety bond with the United States Department of the Interior Bureau of Land Management (“BLM”) as required by the State of Nevada in an amount of approximately $5.6 million, which is approximately $340,000 in excess of the coverage requirement as of March 31, 2015, to reclaim land disturbed in its exploration and mining operations. The surface management surety bond is provided through a third-party insurance underwriter. When the bond was issued in November 2013, the Company was required to place $2,250,000, or 45% of the original $5.0 million bond, in a collateral account. No further collateral has been required for subsequent increases in the bond amount. The funds deposited in the collateral account are classified as restricted cash on the Company’s balance sheet.

As of March 31, 2015, based on management’s review of the carrying value of mineral rights, management determined that there is no evidence that the cost of these acquired mineral rights will not be fully recovered and accordingly, the Company has determined that no adjustment to the carrying value of mineral rights was required.

As of the date of these consolidated financial statements, the Company has not established any proven or probable reserves on its mineral properties and has incurred only acquisition and exploration costs.

Mineral properties consisted of the following:

	March 31, 2015 (Unaudited)	December 31, 2014
Relief Canyon Mine — Gold Acquisition	$8,501,071	$8,501,071
Relief Canyon Mine — Newmont Properties	13,709,441	7,709,441
Pershing Pass Property	576,400	576,400

	$22,786,912	$16,786,912

12

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2015

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	Estimated Life	March 31, 2015 (Unaudited)	December 31, 2014
Furniture and fixtures	5 years	$56,995	$56,995
Office and computer equipment	1 - 5 years	402,835	402,835
Land	—	358,886	266,977
Building and improvements	5 - 25 years	815,036	817,187
Site costs	10 years	1,403,762	1,407,465
Crushing system	20 years	2,489,298	2,495,865
Process plant and equipment	10 years	3,495,742	3,504,964
Vehicles and mining equipment	5 - 10 years	699,025	699,025
		9,721,579	9,651,313
Less: accumulated depreciation		(3,536,571)	(3,253,092)

		$6,185,008	$6,398,221

For the three months ended March 31, 2015 and 2014, depreciation expense amounted to $283,479 and $243,023, respectively.

NOTE 5 — NOTES PAYABLE

In August 2012, the Company issued a note payable in the amount of $92,145 in connection with the acquisition of mining equipment. The note payable bears interest at approximately 7% per annum and is secured by a lien on the mining equipment. The note is payable in 48 equal monthly payments of $2,226 beginning in September 2012.

Notes payable — short and long term portion consisted of the following:

	March 31, 2015 (Unaudited)	December 31, 2014
Total notes payable	$35,805	$41,742
Less: current portion	(24,880)	(24,423)
Long term portion	$10,925	$17,319

NOTE 6 – ASSET RETIREMENT OBLIGATIONS

In conjunction with the permit approval permitting the Company to resume mining in the existing open pits at the Relief Canyon Mine during the third quarter of 2014, the Company has recorded an asset retirement obligation based upon the reclamation plan submitted in connection with the permit.

The following table summarizes activity in the Company’s ARO:

March 31, 2015
Balance, beginning of period	$798,605
Accretion expense	11,537
Reclamation expenditures	(18,737)
Additions and changes in estimates	(21,643)
Balance, end of period	$769,762

13

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2015

NOTE 7 — STOCKHOLDERS’ EQUITY

Effective December 2014, the Company amended its Articles of Incorporation to increase the total amount of authorized capital stock from 550,000,000 shares to 850,000,000 shares consisting of 800,000,000 shares of Common Stock, par value $0.0001 per share and 50,000,000 shares of Preferred Stock, par value $0.0001 per share.

Preferred Stock

The Company is authorized within the limitations and restrictions stated in the Amended and Restated Articles of Incorporation to provide by resolution or resolutions for the issuance of 50,000,000 shares of Preferred Stock, par value $0.0001 per share in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Company’s Board of Directors establish.

Series A Convertible Preferred Stock

As of March 31, 2015, 2,250,000 shares of Series A Preferred Stock, $0.0001 par value, were authorized with none outstanding.

Series B Convertible Preferred Stock

As of March 31, 2015, 8,000,000 shares of Series B Preferred Stock, $0.0001 par value, were authorized with none outstanding.

Series C Convertible Preferred Stock

As of March 31, 2015, 3,284,396 shares of Series C Preferred Stock, $0.0001 par value, were authorized with none outstanding.

9% Series D Cumulative Preferred Stock

As of March 31, 2015, 7,500,000 shares of Series D Preferred Stock, $0.0001 par value, were authorized with none outstanding.

Convertible Series E Preferred Stock

As of March 31, 2015, 15,151 shares of Series E Preferred Stock, $0.0001 par value, were authorized with 9,425 Series E shares outstanding.

Common Stock Options

A summary of the Company’s outstanding stock options as of March 31, 2015 and changes during the period then ended are presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at December 31, 2014	32,600,000	$0.40	7.18
Granted	—	—	—
Exercised	—	—	—
Forfeited	—	—	—
Cancelled	—	—	—
Balance at March 31, 2015	32,600,000	0.40	6.93

Options exercisable at end of period	32,600,000	$0.40
Options expected to vest	—
Weighted average fair value of options granted during the period		$—

At March 31, 2015 there was approximately $293,000 intrinsic value for the stock options outstanding in the above table.

14

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2015

NOTE 7 — STOCKHOLDERS’ EQUITY (continued)

Common Stock Warrants

A summary of the Company’s outstanding stock warrants as of March 31, 2015 and changes during the period then ended are presented below:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at December 31, 2014	38,054,543	$0.43	1.83
Granted	150,000	0.30	4.00
Cancelled	—	—	—
Forfeited	—	—	—
Exercised	—	—	—
Balance at March 31, 2015	38,204,543	$0.43	1.59

Warrants exercisable at March 31, 2015	38,204,543	$0.43	1.59

Weighted average fair value of warrants granted during the period		$0.16

On January 28, 2015, the Company issued four-year warrants to purchase 150,000 shares of common stock to a consultant. The warrants vested on March 1, 2015 and are exercisable at $0.30 per share. The 150,000 warrants were valued on the grant date at approximately $0.16 per warrant or a total of approximately $24,300 using a Black-Scholes option pricing model with the following assumptions: stock price of $0.30 per share (based on the quoted trading price on the date of grant), volatility of 72%, expected term of 4 years, and a risk free interest rate of 1.25%.

Treasury Stock

The Company accounts for treasury stock under the cost method. Between February 2014 and March 2014, the Company reacquired 492,513 shares of its common stock from certain employees of the Company. The reacquisition by the Company of its common stock is the result of certain employees electing to surrender shares in order to satisfy their minimum applicable withholding obligation due to the vesting of restricted stock awards. The Company recorded a charge $181,421 in connection with the 2014 stock surrenders. In July 2014, 400,000 unvested restricted stock awards were returned to treasury stock as a result of an employee termination. The value of the treasury stock was reflected separately as a deduction from stockholders’ equity. In December 2014, all treasury stock was cancelled and as a result at March 31, 2015, there was no stock held in treasury.

NOTE 8 — NET LOSS PER COMMON SHARE

Net loss per common share is calculated in accordance with ASC Topic 260, “Earnings Per Share”. Basic loss per share is computed by dividing net loss available to common stockholder, adjusted for preferred dividends, by the weighted average number of shares of common stock outstanding during the period. The computation of diluted net loss per share does not include anti-dilutive common stock equivalents in the weighted average shares outstanding. The following table sets forth the computation of basic and diluted loss per share:

	For the Three Months ended March 31, 2015	For the Three Months ended March 31, 2014
Numerator:
Net loss	$(4,056,236)	$(3,112,823)
Denominator:
Denominator for basic and diluted loss per share (weighted-average shares)	355,406,041	277,847,383

Net loss per common share, basic and diluted	$(0.01)	$(0.01)

15

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2015

NOTE 8 — NET LOSS PER COMMON SHARE (continued)

The following were excluded from the computation of diluted shares outstanding as they would have had an anti-dilutive impact on the Company’s net loss. In periods where the Company has a net loss, all dilutive securities are excluded.

	March 31, 2015	March 31, 2014
Common stock equivalents:
Stock options	32,600,000	32,900,000
Stock warrants	38,204,543	26,244,621
Convertible preferred stock	33,324,114	28,968,000

Total	104,128,657	88,112,621

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Operating Lease

The Company leases its corporate facility, and certain office equipment, in Lakewood, Colorado under operating leases with expiration dates through 2018. Rent expense was $11,651 and $11,352 for the three months ended March 31, 2015 and 2014, respectively.

Future minimum rental payments required under operating leases are as follows:

2015	$39,501
2016	81,345
2017	83,343
2018	45,455
$249,644

In April 2015, the Company executed a new operating lease agreement for its corporate facility in Lakewood, Colorado. The new lease is for a period of 39 months commencing in May 2015 and expiring in July 2018.

Mining Leases

As more fully discussed in Note 3 — Mineral Properties, the Company leases certain mineral properties included in its Pershing Pass Property. The future minimum lease payments under these mining leases are as follows:

2015	$10,000
2016	20,000
2017	25,000
2018	25,000
2019	25,000
Thereafter	92,500
$197,500

NOTE 10 — SUBSEQUENT EVENTS

Private Placement

In April 2015 the Company raised approximately $11.5 million in gross proceeds through the sale of 35,324,057 Units priced at $0.325 per Unit, with each Unit comprised of one share (the “Unit Shares”) of the Company’s Common Stock and a 24 month warrant (the “Warrant”) to purchase 0.4 of a share of Common Stock (the “Warrant Shares”) at an exercise price of $0.44. Net proceeds totaled approximately $10.7 million after commissions. A total of 35,324,057 shares of Common Stock and warrants to acquire 14,129,578 shares of Common Stock were issued in the private placement, with 30 month warrants to acquire an additional 2,163,326 shares of Common Stock at an exercise price of $0.325 were issued to broker-dealers acting on behalf of the Company in the placement.

16

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2015

NOTE 10 — SUBSEQUENT EVENTS (continued)

In connection with the private placement, the Company and the investors entered into registration rights agreements which require the Company to file a registration statement under the Securities Act of 1933, as amended, to register the resale of the Common Stock issued as part of the Units and the Common Stock issuable upon the exercise of the Warrants. The Registration Rights Agreement also contains piggyback registration rights requiring the Company to include the investors’ shares of Common Stock under certain circumstances in future registration statements that may be filed by the Company.

The forms of Warrant and Registration Rights Agreement are filed as exhibits to this Quarterly Report on Form 10-Q.

17

ITEM 2    Management’s Discussion and Analysis of Financial Condition and Results of Operations

Pershing Gold Corporation and its subsidiaries (“Pershing Gold”, the “Company” or “we”) is a gold and precious metals exploration company pursuing exploration and development opportunities primarily in Nevada.  We are currently focused on exploration at our Relief Canyon properties in Pershing County in northwestern Nevada.

This discussion should be read in conjunction with Management’s Discussion and Analysis included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Forward-Looking Statements

This Report on Form 10-Q and other written and oral statements made from time to time by us may contain so-called “forward-looking statements,” all of which are subject to risks and uncertainties.  Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “forecasts,” “projects,” “intends,” “estimates,” and other words of similar meaning. Forward-looking statements include, without limitation, statements relating to our business goals, planned exploration and metallurgical work, business strategy, planned engineering studies, planned permitting activities, plans to complete an updated estimate of mineralized material and resources and the timing thereof, plans to complete an economic study of the Relief Canyon Mine, our efforts to obtain external financing and our liquidity and capital resources outlook.  Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions.  Our actual results may differ materially from those contemplated by the forward-looking statements, which are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified.  Important factors that could cause actual results to differ materially from those anticipated in forward- looking statements include without limitation results of future exploration, engineering studies and planned economic studies on our Relief Canyon properties; increases in estimates or costs of exploration and other activities; our ability to raise necessary capital to conduct our exploration and other activities and do so on acceptable terms or at all; results from exploration and changes in interpretations of geological, metallurgical or other technical information; problems or delays in permitting or other government approvals; and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2014.

Overview

During the three months ended March 31, 2015, we focused primarily on completing the 2014 drilling program focused on expanding the Relief Canyon Mine deposit, continuing permitting, engineering and other work related to the potential commencement of mining at the Relief Canyon Mine, completing the acquisition of certain properties and rights from Newmont, and the $11.5 million gross proceeds private placement. An overview of certain significant events during the three month period follows:

•	In January 2015, we completed a drilling program commenced in 2014 that consisted of 134 holes for a total of approximately 74,000 feet focused on extending and upgrading the current deposit.

•	During the period we reported certain results of the drilling program, including high-grade gold intercepts in newly defined high-grade zones.

•	During the period, we continued our evaluation of the drilling program results. We plan to provide an updated resource and mineralized material estimate in the second quarter of 2015.

•	In March 2015, we submitted a Plan of Operations Modification to the US Bureau of Land Management and the Nevada Division of Environmental Protection that would permit us to increase our current pit boundary in all directions.

•	In January 2015, we entered into a transaction with Newmont pursuant to which we acquired certain properties and rights to properties that we had previously leased and subleased from Newmont, and improved the arrangements under which we continue to lease and sublease properties from Newmont. These properties and rights are included in the approximately 25,000 acres of Relief Canyon properties located in and near the Company’s Relief Canyon Project in Pershing County, Nevada that the Company has held since April 2012. We paid Newmont $6.0 million in connection with this transaction. The properties and rights we acquired from Newmont, which we previously leased or subleased from Newmont, together with the properties that we already own, include the lands on which the existing Relief Canyon mine and processing facilities are located, lands to the south and west of the current mine pits that the Company believes are prospective for potential expansion of the Relief Canyon deposit, and lands that could in the future be used for new or expanded mine support facilities.

•	After the period, in April 2015, we raised $11.5 million in gross proceeds, or $10.7 million net of commissions, through the private placement to certain accredited investors of 35,324,057 units for $0.325 per unit, comprised of one share of Common Stock and a 24 month warrant to acquire 0.4 of a share of Common Stock at an exercise price of $0.44, resulting in the issuance of a total of 35,324,057 shares of our Common Stock and warrants to acquire 14,129,578 shares of our Common Stock.

18

Results of Operations

Three months ended March 31, 2015 and 2014

Net Revenues

We are an exploration stage company with no operations, and we generated no revenues for the three months ended March 31, 2015 and 2014.

Operating Expenses

Total operating expenses for the three months ended March 31, 2015 as compared to the three months ended March 31, 2014, were $4.1 million and $3.1 million, respectively. The $1.0 million increase in operating expenses for the three months ended March 31, 2015 is comprised largely of a $0.9 million increase in exploration expenses on our Relief Canyon properties and an increase of $0.2 million in general and administrative expenses primarily for public company expenses and legal costs in the current period offset by a $0.2 million decrease in compensation expense related primarily to lower stock-based compensation expense.

Loss from Operations

We reported loss from operations of $4.1 million and $3.1 million for the three months ended March 31, 2015 and 2014, respectively. The increase in operating loss was due primarily to the increases in operating expenses described above.

Other Income (Expenses)

Total other income (expense) was approximately ($300) and ($1,200) for the three months ended March 31, 2015 and 2014, respectively. The change in other income (expense) is primarily attributable to a decrease in interest expense.

Net Loss

As a result of the operating expense and other income (expense) discussed above, we reported a net loss of ($4.1) million for the three months ended March 31, 2015 as compared to a net loss of ($3.1) million for the three months ended March 31, 2014.

Liquidity and Capital Resources

At March 31, 2015, our cash and cash equivalents totaled $5.5 million. Our cash and cash equivalents decreased during the three months ended March 31, 2015 by $9.6 million from our cash and cash equivalents balance at December 31, 2014 of $15.1 million. The decrease in cash and cash equivalents was primarily the result of cash used in investing activities of $6.1 million for the purchase of mineral rights and property and cash used in operations of $3.5 million that was comprised largely of exploration expenditures, primarily at the Relief Canyon mine focused on increasing and upgrading our current estimate of mineralized material, and general and administrative expenses, including consultant fees, compensation costs, legal fees and public company expenses. In April 2015, we completed private placements to accredited investors for the purchase of 35,324,057 units, comprised of 35,324,057 shares of our Common Stock and warrants to acquire 14,129,578 shares of our Common Stock for aggregate net proceeds, after commissions, of approximately $10.7 million.

We plan the following expenditures for the remainder of fiscal year 2015:

•	$3.7 million on general and administrative expenses (including employee salaries, public company expenses, consultants and land holding costs);

•	$3.5 million on exploration drilling to expand the current Relief Canyon deposit;

•	$0.5 million on additional work at the Relief Canyon Mine including updated resource and mineralized material estimates, further metallurgy tests and completion of a thorough economic study;

•	$0.3 million on additional permitting and bonding, including an environmental assessment to expand the open-pit mines at the Relief Canyon Mine property above the water table.

19

The actual amount we spend for year 2015 may vary significantly from the amounts specified above and will depend upon several factors, including the results of our exploration, the results of the preliminary economic assessment of the Relief Canyon Mine, work related to the potential start of mining operations at the Relief Canyon Mine property, the timing of obtaining the necessary permitting approvals and whether we are able to raise additional external financing. Following completion of the private placement transactions in April 2015, we expect to require additional financing to fund operations by late 2016.

Recent Accounting Pronouncements

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements—Going Concern.” The provisions of ASU No. 2014-15 require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this ASU are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. We are currently assessing the impact of this ASU on the Company’s consolidated financial statements.

In November 2014, FASB issued ASU 2014-17, “Business Combinations: Pushdown Accounting”. This ASU amended the Business Combination Accounting Standards Codification to provide guidance on whether and at what threshold an acquired entity that is a business or nonprofit activity can apply pushdown accounting in its separate financial statements. The Company’s adoption of FASB ASU No. 2013-17 effective November 14, 2014 did not have an impact on the Company’s consolidated results of operations, financial position and related disclosures.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies affect the significant judgments and estimates used in the preparation of the financial statements.

Principles of Consolidation

The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles and present the financial statements of the Company and our wholly-owned subsidiaries. In the preparation of our consolidated financial statements, intercompany transactions and balances are eliminated.

20

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet, and revenues and expenses for the period then ended. Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, the useful life of property and equipment, amounts and timing of closure obligations, the assumptions used to calculate fair value of options and warrants granted, beneficial conversion on convertible notes payable and preferred stock, capitalized mineral rights, asset valuations, and the fair value of common stock issued.

Stock-Based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). ASC 718 also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award. Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain.

Property and Equipment

Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. We examine the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets, generally from one to twenty five years.

Mineral Property Acquisition and Exploration Costs

Costs of lease, exploration, carrying and retaining unproven mineral lease properties are expensed as incurred. The Company has chosen to expense all mineral exploration costs as incurred given that it is still in the exploration stage. Once the Company has identified proven and probable reserves in its investigation of its properties and upon development of a plan for operating a mine, it would enter the development stage and capitalize future costs until production is established. When a property reaches the production stage, the related capitalized costs will be amortized, using the units-of-production method over proven and probable reserves. When the Company has capitalized mineral properties, these properties will be periodically assessed for impairment of value and any diminution in value. To date, the Company has not established the commercial feasibility of any exploration prospects; therefore, all costs are being expensed.

ASC 930-805 states that mineral rights consist of the legal right to explore, extract, and retain at least a portion of the benefits from mineral deposits. Mining assets include mineral rights. Acquired mineral rights are considered tangible assets under ASC 805. ASC 805 requires that mineral rights be recognized at fair value as of the acquisition date. As a result, our direct costs to acquire mineral rights are initially capitalized as tangible assets. Mineral rights include costs associated with acquiring patented and unpatented mining claims and mill sites. If proven and probable reserves are established for the property and it has been determined that a mineral property can be economically developed, costs will be amortized using the units-of-production method over proven and probable reserves. For mineral rights in which proven and probable reserves have not yet been established, we assess the carrying values for impairment at the end of each reporting period and whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

Long-Lived Assets

We review for impairment whenever events or circumstances indicate that the carrying amount of assets may not be recoverable, pursuant to guidance established in ASC 360-10-35-15, “Impairment or Disposal of Long-Lived Assets”. An impairment is considered to exist when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its carrying amount.

21

Asset Retirement Obligations

Asset retirement obligations, consisting primarily of estimated mine reclamation and closure costs at the Company’s Relief Canyon property, are recognized in the period incurred and when a reasonable estimate can be made, and recorded as liabilities at fair value. Such obligations, which are initially estimated based on discounted cash flow estimates, are accreted to full value over time through charges to accretion expense. Corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset’s remaining useful life. Asset retirement obligations are periodically adjusted to reflect changes in the estimated present value resulting from revisions to the estimated timing or amount of reclamation and closure costs. We review and evaluate the asset retirement obligations annually or more frequently at interim periods if deemed necessary.

Off-Balance Sheet Arrangements

Since our inception, we have not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities.

Contractual Obligations

Not applicable.

ITEM 3     Quantitative and Qualitative Disclosures About Market Risk

Not applicable.

ITEM 4     Controls and Procedures

Disclosure Controls and Procedures

We maintain “disclosure controls and procedures,” as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934 (the “Exchange Act”), that are designed to ensure that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in Securities and Exchange Commission rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Vice President Finance, to allow timely decisions regarding required disclosure. In designing and evaluating our disclosure controls and procedures, management recognized that disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Additionally, in designing disclosure controls and procedures, our management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible disclosure controls and procedures. The design of any disclosure controls and procedures also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

With respect to the quarterly period ended March 31, 2015, under the supervision and with the participation of our management, we conducted an evaluation of the effectiveness of the design and operations of our disclosure controls and procedures. Based upon this evaluation, the Company’s management has concluded that certain disclosure controls and procedures were effective as of March 31, 2015.

Changes in Internal Controls

There have been no changes in the Company’s internal control over financial reporting during the three months ended March 31, 2015 that have materially affected, or are reasonably likely to materially affect, the Company’s internal controls over financial reporting.

22

PART II — OTHER INFORMATION

ITEM 1	Legal Proceedings

None.

ITEM 1A	Risk Factors

Not applicable.

ITEM 2	Unregistered Sales of Equity Securities and Use of Proceeds

On January 28, 2015, the Company issued four-year warrants to purchase 150,000 shares of common stock to a consultant. The warrants vested on March 1, 2015 and are exercisable at $0.30 per share. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, as a transaction by an issuer not involving a public offering.

ITEM 3	Defaults Upon Senior Securities

There have been no events that are required to be reported under this Item.

ITEM 4	Mine Safety Disclosures

None.

ITEM 5	Other Information

None.

ITEM 6	Exhibits

4.1*	Form of Investor Warrant
4.2*	Form of Placement Agent Warrant
10.1*	Form of Subscription Agreement among the Company and certain accredited investors
10.2*	Form of Registration Rights Agreement among the Company and certain accredited investors
10.3*	Placement Agency Agreement, dated March 19, 2015, between the Company and Noble Financial Capital Markets
31.1*	Rule 13a-14(a)/15d-14(a) Certification of Chief Executive Officer
31.2*	Rule 13a-14(a)/15d-14(a) Certification of Chief Financial Officer
32.1	Chief Executive Officer and Chief Financial Officer Certification Pursuant to 18 USC, Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.**
101.ins*	XBRL Instance Document
101.sch*	XBRL Taxonomy Schema Document
101.cal*	XBRL Taxonomy Calculation Document
101.def*	XBRL Taxonomy Linkbase Document
101.lab*	XBRL Taxonomy Label Linkbase Document
101.pre*	XBRL Taxonomy Presentation Linkbase Document

* Filed herewith

** Furnished herewith

23

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Pershing Gold Corporation

Date: May 14, 2015	By:	/s/ Stephen Alfers
Stephen Alfers
President and Chief Executive Officer (Principal Executive Officer)

Date: May 14, 2015	By:	/s/ Eric Alexander
Eric Alexander
Vice President Finance and Controller (Principal Financial Officer)

24